Company contacts:	Mark Burford, Director of Investor Relations 303.837.1661 or markb@whiting.com

Whiting Petroleum Announces Record Fourth Quarter Results
Fourth Quarter Net Income Rises to a Record $1.31 Per Share
and Quarterly Production Hits 17.0 Bcfe, a 79% Increase

Whiting Exits December 2004 Producing A Record 188.0 MMcfe Per Day

2004 Net Income Per Share Rises 245% to $3.38 Per Share
Annual Production Rises to 47.0 Bcfe

DENVER – February 24, 2005 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) today reported net income of $32.6 million, or $1.31 per share (all per share amounts are on both a basic and diluted basis), on total revenues of $113.4 million for the three months ended December 31, 2004. This compares to a fourth quarter 2003 net loss of $0.3 million, or $0.02 per share, on total revenues of $42.5 million. Discretionary cash flow for the fourth quarter of 2004 was $71.9 million, up 304% compared to $17.8 million during the same period in 2003.

For the year ended December 31, 2004, Whiting reported net income of $70.0 million, or $3.38 per share, on total revenues of $282.1 million. For 2003, Whiting reported net income of $18.3 million, or $0.98 per share, on total revenues of $167.4 million. Discretionary cash flow for 2004 was $169.1 million, an increase of 97% compared to $86.0 million for 2003. A reconciliation of discretionary cash flow to net cash provided by operating activities is included in this news release.

Revenues and Production

Oil and gas sales for the fourth quarter 2004 totaled $114.6 million, an increase of $72.6 million or 172% over the same period last year. For 2004, total revenue increased 69% over 2003. The increase in total revenue was due to increased production and higher realized crude oil and natural gas prices.

Production in the fourth quarter was 184.8 million cubic feet equivalent per day (MMcfe), of which 47% was natural gas. This represents a 79% increase over the same period of 2003, in which Whiting produced 103.2 MMcfe per day, of which 58% was natural gas. For the twelve months ended December 31, 2004, Whiting produced on average 128.5 MMcfe per day, an increase of 26% as compared to the 101.8 MMcfe per day produced during the same period in 2003. The production increase resulted from property acquisitions, successful drilling and workovers.

The following table summarizes the Company’s net production and commodity price realizations for the 2004 and 2003 periods ended December 31:

	Three Months Ended			Year Ended
	12/31/04	12/31/03	Change	12/31/04	12/31/03	Change
Production
Natural gas (Bcf)	8.0	5.5	45%	25.1	21.6	16%
Oil and condensate (MMBbls)	1.5	0.7	127%	3.7	2.6	42%
Equivalent (Bcfe)	17.0	9.5	79%	47.0	37.2	26%
Average Sales Price
Natural gas ($ per Mcf):
Price received	$6.11	$4.14	48%	$5.56	$4.78	16%
Effect of hedging	--	0.05		--	(0.30)

Realized price after hedging	$6.11	$4.19	46%	$5.56	$4.48	24%
Oil and condensate ($ per Bbl):
Price received	$43.88	$27.98	57%	$38.72	$27.50	41%
Effect of hedging	(0.83)	--		(1.33)	(0.37)

Realized price after hedging	$43.05	$27.98	54%	$37.39	$27.13	38%

Whiting incurred a hedging loss of $4.9 million during 2004 compared to the $8.7 million loss recorded during 2003. A summary of Whiting’s outstanding crude oil and natural gas hedges is included below.

Lease operating expense (LOE) on a unit of production basis for the fourth quarter of 2004 and 2003 averaged $1.15 per thousand cubic feet equivalent (Mcfe) and $1.17 per Mcfe, respectively. Production taxes in the fourth quarter of 2004 averaged $0.39 per Mcfe, $0.12 per Mcfe greater than the fourth quarter of 2003, due to higher commodity prices. The sum of LOE, production taxes, general and administrative and interest expense totaled $2.31 per Mcfe in the fourth quarter of 2004, $0.30 per Mcfe higher than the prior year’s comparable period. Increased cost was primarily attributable to higher production taxes and interest expense. The increase in production taxes was a function of higher commodity prices. The increase in interest expense was a result of bank borrowings to fund our cash acquisitions. Fourth quarter oil and gas sales price, including hedging, averaged $6.67 per Mcfe. Oil and gas sales, including hedging, less LOE, production taxes, general and administrative and interest expense totaled $4.37 per Mcfe in the most recently completed quarter and was $1.91 per Mcfe higher than the comparable period of 2003 due to higher commodity prices.

Noteworthy events and results for the three months and year ended December 31, 2004 included:

•	Whiting in 2004 completed six property acquisitions and the merger with Equity Oil Company. Through the cash acquisitions and the Equity Oil merger the Company acquired $535.1 million of properties adding 436.1 billion cubic feet equivalent (Bcfe) of proved reserves at a cost of $1.23 per Mcfe.

•	The acquisitions and merger added ownership in key Permian Basin fields such as the Parkway Field in Eddy County, New Mexico, Would Have and Signal Peak Fields in Howard County, Texas, Keystone Field in Winkler County, Texas and the DEB Field in Gaines County, Texas. Whiting also added key producing fields in Wyoming, Louisiana, and Colorado.

•	Proved reserves nearly doubled since year end 2003 hitting 865.4 Bcfe at year end 2004.

•	In November 2004, Whiting completed a public offering of 8.625 million shares of common stock at $29.02 per share. Whiting used the net proceeds from the offering to repay bank debt incurred to fund the cash acquisitions closed in 2004.

•	With the net proceeds from the stock offering and cash flow from operations after capital expenditures, Whiting in the fourth quarter repaid $260 million of bank debt ($240 million of net proceeds from the stock offering and $20 million from available cash flow from operations after capital expenditures). As of December 31, 2004, Whiting had a debt-to-total capitalization ratio of 35%.

•	Daily production exiting December 2004 was 188.0 MMcfe per day, a new company record.

Proved Reserves

Whiting’s total proved reserves at December 31, 2004 totaled 865.4 Bcfe, a 97% increase over year-end 2003 reserves of 438.8 Bcfe. Independent petroleum consultants, Ryder Scott Company, L.P., Cawley Gillespie & Associates, Inc., and R.A. Lenser & Associates, Inc. prepared reserve estimates on properties that make up over 96.5% of the reserve quantities on a net equivalent basis.

Reserve replacement from all sources (acquisitions, drilling and revisions) for 2004 was 1007% of production. In 2004 Whiting’s all sources finding and development cost was $1.28 per Mcfe (cost incurred of $606.9 million divided by reserve additions of 473.6 Bcfe). Whiting’s all sources reserve replacement and finding and development cost over the last four years has averaged 498% and $1.23 per Mcfe, respectively. See the tables below for calculations of all sources finding and development cost and reserve replacement percentages.

The following table summarizes proved reserves, the present value of estimated future net cash flows (before future income taxes, discounted by 10 percent, “PV 10”) at December 31, 2004 and 2003 and the year end wellhead gas and oil prices used in determining the present value of the reserves based on guidelines established by the Securities and Exchange Commission. In accordance with SEC requirements, Whiting’s proved reserves at December 31, 2004 were computed using unescalated year-end 2004 NYMEX commodity prices of $43.45 per barrel of oil and $6.15 per million British Thermal Units (MMbtu) of natural gas, with necessary adjustments applied to each field to arrive at the net realized price.

	December 31,		%
	2004	2003	Change
Average Net Price Realized
Natural gas ($ per Mcf)	$5.56	$5.52	1%
Oil and condensate ($ per Bbl)	$40.58	$29.43	38%
Reserves
Natural gas (Bcf)	339.9	231.0	47%
Oil and condensate (MMbls)	87.6	34.6	153%
Total equivalent (Bcfe)	865.4	438.8	97%
% Natural gas	39%	53%
% Proved developed	70%	75%
Pre-tax PV 10 ($'s in millions)	$1,851.6	$784.6	136%

“Whiting realized record-breaking performance in 2004, delivering outstanding results from all aspects of our acquire, exploit and explore strategy,” said James J. Volker, Chairman, President and Chief Executive Officer. “We acquired high quality properties in 2004 primarily concentrated in the Rockies and Permian Basin. These long lived properties have moderate operating expenses and strong development potential. We believe they position Whiting for multiple years of continued growth. We also drilled or participated in a Company record 169 gross wells in 2004 with an outstanding 95% success rate. In 2004, Whiting generated record earnings, cash flow and production. Whiting exited the year with a debt-to-total capitalization ratio of 35% positioning Whiting to pursue additional accretive acquisitions. Whiting delivered record results in 2004 and we are optimistic about our prospects for 2005.”

Outlook for 2005

The following statements provide a summary of certain estimates for the first quarter and full year of 2005 based on current expectations. These estimates do not include any potential acquisitions the Company may close in 2005. Specifically, the estimates do not include the previously announced pending acquisition of Green River Basin properties for $65 million. Whiting’s current 2005 non-acquisition capital budget is in the range of $130 to $150 million. Whiting expects cash flow from operations during 2005 to exceed its estimated capital spending. Cash flow in excess of the estimated capital spending program will be utilized to reduce debt, acquire properties or fund additional drilling activity.

Based upon the anticipated range of capital spending, Whiting’s full-year 2005 production is expected to total approximately 69 to 71 Bcfe (50% oil). First quarter 2005 production is projected to be approximately of 16.7 Bcfe.

Based on our estimated production, operating expenses for 2005 are expected to fall within the ranges summarized below:

OPERATING COSTS per Mcfe:
Lease operating expense	$1.15	--	$1.18
General and administrative expense	0.40	--	0.42
Interest expense and other	0.28	--	0.30
Depreciation, depletion and amortization	1.20	--	1.21
Production taxes (% of oil and gas revenues)		6%

Hedges

Whiting has NYMEX natural gas and oil hedges, principally in the form of costless collars, as summarized below:

	Volume Hedged/Contracted		Weighted Avg. NYMEX Hedge Price Collar Range		As a Percentage
Hedges Summary	Natural Gas Volumes in MMbtu per day	Oil Volumes in Bbl per day	Gas ($/MMbtu)	Oil ($/Bbl)	of Dec. 2004 Production for (Gas/Oil)
2005
First quarter	50,000	11,467	$5.00 - $11.27	$36.16 -$49.06	58%/65%
Second quarter	50,000	8,333	$4.50 - $8.25	$37.00 -$46.65	58%/47%
Third quarter	50,000	8,333	$4.50 - $8.60	$35.00 -$47.25	58%/47%
Fourth quarter	50,000	8,333	$4.50 - $10.00	$35.00 -$63.15	58%/47%
2006
First quarter	25,000	8,333	$5.90 - $10.30	$40.00 -$51.60	29%/47%

Fixed Price Contract Summary	Natural Gas Volumes in MMbtu per day	2005 Contract Price $/MMbtu (1)	As a Percentage of Dec. 2004 Gas Production
Jan. 2002- Dec. 2011	1,700	$4.39	2%
Jan. 2002- Dec. 2012	2,000	$3.89	2%

(1) Annual 4% price escalation on fixed price contracts.

Selected Operating and Financial Statistics

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2004	2003	2004	2003
Selected operating statistics
Production
Natural Gas, MMcf	7,973	5,512	25,071	21,596
Oil and condensate, MBbl	1,504	664	3,662	2,594
Natural gas equivalents, MMcfe	16,997	9,496	47,043	37,160
Average Prices
Natural gas, Mcf (excluding hedging)	$6.11	$4.14	$5.56	$4.78
Oil, Bbl (excluding hedging)	$43.88	$27.98	$38.72	$27.50
Per Unit of Production Data ($/Mcfe)
Sales price (including hedging)	$6.67	$4.46	$5.87	$4.50
Lease operating	$1.15	$1.17	$1.15	$1.16
Production taxes	$0.39	$0.27	$0.36	$0.29
Depreciation, depletion and amortization	$1.15	$1.11	$1.15	$1.11
General and administrative	$0.40	$0.35	$0.45	$0.34
Selected Financial Data
(In thousands, Except Per Share Data)
Total revenues	$113,399	$42,516	$282,140	$167,381
Total costs and expenses	$60,349	$42,678	$168,135	$131,242
Net income (loss)	$32,620	$(317)	$70,046	$18,285
Per share, basic and diluted	$1.31	$(0.02)	$3.38	$0.98
Average shares outstanding, basic	24,857	18,750	20,735	18,750
Average shares outstanding, diluted	24,901	18,750	20,768	18,750
Net cash provided by operating activities	$38,681	$21,408	$135,547	$96,362
Net cash (used) by investing activities	$(33,916)	$(14,486)	$(525,874)	$(52,008)
Net cash provided (used) by financing activities	$(20,466)	$4,156	$338,402	$4,398

Whiting had 29,717,808 and 18,750,000 common shares issued and outstanding at December 31, 2004 and 2003, respectively.

Conference Call Time and Instructions

The Company’s management will host a conference call with investors, analysts and other interested parties tomorrow Friday, February 25, 2005 at 11:00 a.m. EST (10:00 a.m. CST, 9:00 a.m. MST) to discuss Whiting’s fourth quarter and full year 2004 financial and operating results. Please call (800) 847-4038 (U.S./Canada) or (706) 634-7593 (International) to be connected to the call. Access to a live Internet broadcast will be available at www.whiting.com by clicking on the link titled “Webcasts.”

A telephonic replay will be available beginning approximately two hours after the call on Friday, February 25, 2005 and continuing through Friday, March 4, 2005. You may access this replay at (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International) and entering the conference ID # 3354925. You may also access a web archive at www.whiting.com beginning approximately one hour after the conference call.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation. Whiting Oil and Gas Corporation is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Rocky Mountains, Permian Basin, Gulf Coast, Michigan, Mid-Continent and California regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, costs and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; our ability to identify and complete acquisitions and to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Annual Report on Form10-K for the year ended December 31, 2004 to be filed with the Securities and Exchange Commission.

Whiting Petroleum Corporation and Subsidiaries
Consolidated Balance Sheets
(In Thousands)

	As of December 31,
	2004	2003
Assets
Cash and cash equivalents	$1,660	$53,585
Accounts receivable trade, net	63,489	24,020
Deferred income taxes	2,368	--
Prepaid expenses and other	10,566	2,666

Total current assets	78,083	80,271

Oil and gas properties, successful efforts method:
Proved properties	1,225,676	615,764
Unproved properties	6,038	1,637
Other property and equipment	4,554	2,684

Total property and equipment	1,236,268	620,085
Less accumulated depreciation, depletion and amortization	(244,246)	(192,794)

Property and equipment, net	992,022	427,291

Deferred income taxes	--	18,735
Other long-term assets	22,101	9,988

Total	$1,092,206	$536,285

Liabilities and Stockholders' Equity
Accounts payable	$21,865	$15,918
Oil and gas sales payables	4,987	2,406
Accrued employee benefits	7,808	5,275
Production taxes payable	8,254	2,574
Current portion of tax sharing liability	4,214	--
Current portion of long-term debt	3,167	--
Derivative liability	1,670	2,145
Income taxes payable and other liabilities	129	693

Total current liabilities	52,094	29,011

Long-term debt	325,261	188,017
Tax sharing liability	26,966	28,790
Production participation plan liability	9,579	7,868
Asset retirement obligations	31,639	23,021
Deferred income tax liability	34,281	--
Stockholders' Equity:
Common stock	30	19
Additional paid-in capital	455,635	170,367
Accumulated other comprehensive income (loss)	(1,025)	(223)
Deferred compensation	(1,715)	--
Retained earnings	159,461	89,415

Total stockholders' equity	612,386	259,578

Total	$1,092,206	$536,285

Whiting Petroleum Corporation and Subsidiaries
Consolidated Income Statements
(In Thousands, Except for Per Share Data)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
REVENUES:
Oil and gas sales	$114,649	$42,093	$281,057	$175,731
Gain (loss) on oil and gas hedging activities	(1,260)	273	(4,875)	(8,680)
Gain on sale of marketable securities	73	--	4,835	--
Gain on sale of oil and gas properties	--	--	1,000	--
Interest income and other	(63)	150	123	330

Total revenues	113,399	42,516	282,140	167,381

COSTS AND EXPENSES:
Lease operating	19,562	11,105	54,212	43,213
Production taxes	6,625	2,557	16,793	10,691
Depreciation, depletion and amortization	19,510	10,582	54,010	41,256
Exploration and impairment	1,643	2,171	6,329	3,186
General and administrative	6,744	3,283	20,935	12,805
Phantom equity plan	--	10,914	--	10,914
Interest expense	6,265	2,067	15,856	9,177

Total costs and expenses	60,349	42,678	168,135	131,242

Income before income taxes and
cumulative change in accounting principle	53,050	(162)	114,005	36,139
Income tax expense (benefit:)
Current	3,482	1,739	3,882	2,389
Deferred	16,948	(1,584)	40,077	11,560

Total income tax expense	20,430	155	43,959	13,949

Income (loss) from continuing operations	32,620	(317)	70,046	22,190
Cumulative change in accounting principle	--	--	--	(3,905)

Net income (loss)	$32,620	$(317)	$70,046	$18,285

Earnings per share from continuing
operations, basic and diluted	$1.31	$(0.02)	$3.38	$1.18
Cumulative change in accounting principle	--	--	--	(0.20)

Net income (loss) per common share, basic
and diluted	$1.31	$(0.02)	$3.38	$0.98
Weighted average shares outstanding, basic	24,857	18,750	20,735	18,750
Weighted average shares outstanding, diluted	24,901	18,750	20,768	18,750

Whiting Petroleum Corporation and Subsidiaries

Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow
(In Thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net cash provided by operating activities	$38,681	$21,408	$135,547	$96,362
Exploration	1,643	2,171	4,177	3,186
Changes in working capital	31,586	(5,765)	29,339	(13,535)

Discretionary cash flow (1)	$71,910	$17,814	$169,063	$86,013

(1) Discretionary cash flow is computed as net income plus exploration costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges, impairment of oil and gas properties and change in accounting principle less the gain on sale of properties and marketable securities. The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

Whiting Petroleum Corporation and Subsidiaries

Finding Cost and Reserve Replacement Calculation

(In Thousands, unless otherwise noted)

	Year ended December 31,
	2004	2003	2002	2001	Four-Year Total/Avg.
Calculation of Finding, Development
and Acquisition (FD&A) Cost
Acquisition and development costs incurred	$606,899	$54,678	$166,506	$98,995	$927,078
Reserve additions, including revisions, Mmcfe	473,640	63,275	132,618	86,490	756,023

All-sources FD&A Cost per Mcfe	$1.28	$0.86	$1.26	$1.14	$1.23

Calculation of reserve replacement percentage
Reserve additions, including revisions, Mmcfe	473,640	63,275	132,618	86,490	756,023
Production of oil and natural gas, Mmcfe	47,038	37,160	35,280	32,279	151,757

Reserve replacement percentage	1007%	170%	376%	268%	498%

Reconciliation to capital expenditures per
consolidated statement of cash flows
Acquisition and development costs incurred	$606,899	$54,678	$166,506	$98,995	$927,078
Equity Oil merger allocated property cost	(72,554)	--	--	--	(72,554)
Furniture and fixtures	1,870	516	748	1,419	4,553
Exploration cost	(4,177)	(3,186)	(1,811)	(793)	(9,967)

Capital expenditures, per Consolidated
Statement of Cash Flows	$532,038	$52,008	$165,443	$99,621	$849,110

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